Exhibit 10.6

RALCORP HOLDINGS, INC.

FIRST AMENDMENT AND CONSENT

DATED AS OF JANUARY 17, 2012

With Respect To

Note Purchase Agreements dated as of May 28, 2009

and

$50,000,000 7.45% Senior Notes, Series 2009A,

due May 28, 2019

$50,000,000 7.60% Senior Notes, Series 2009B,

due May 28, 2021

TABLE OF CONTENTS

(Not a part of this Amendment)

Dated as of

January 17, 2012

To each of the holders

listed in Schedule I to

this First Amendment and Consent

Ladies and Gentlemen:

Reference is made to the separate Note Purchase Agreements, each dated as of May 28, 2009 (the “Note Purchase Agreements”), by and between Ralcorp Holdings, Inc., a Missouri corporation (the “Company”), and (i) each of the purchasers of the $50,000,000 aggregate principal amount of 7.45% Senior Notes, Series 2009A, due May 28, 2019 (the “Series 2009A Notes”) of the Company issued pursuant thereto; and (ii) each of the purchasers of the $50,000,000 aggregate principal amount of 7.60% Senior Notes, Series 2009B, due May 28, 2021 (the “Series 2009B Notes” and together with the Series 2009A Notes, the “Notes”) of the Company issued pursuant thereto. Capitalized terms used in this First Amendment and Consent (this “Amendment”) without definition shall have the meanings given such terms in the Note Purchase Agreements, as amended hereby.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company requests your consent to certain transactions and the waiver of certain provisions of the Notes and the Note Purchase Agreements as hereinafter provided.

Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof and receipt by the Company of similar acceptances from the Required Holders, this Amendment shall be effective, but only in the respects hereinafter set forth:

Section 1. CONSENTS.

Section 1.1. Notwithstanding anything to the contrary set forth in Section 10.1 of the Note Purchase Agreements, the Required Holders hereby consent to the entry by the Company or any Subsidiary into any transaction with an Affiliate that is contemplated by the Post Spin-Off Documents and waive compliance by the Company and its Subsidiaries with Section 10.1 of the Note Purchase Agreements in connection therewith, provided, that, any transaction that is contemplated by a Post Spin-Off Document (other than the Transition Services Agreement) shall be pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 1.2. Notwithstanding anything to the contrary set forth in Section 10.5 of the Note Purchase Agreements, the Required Holders hereby consent to the entry by Post and its Subsidiaries into one or more agreements pursuant to which Post and its Subsidiaries grant Liens on their properties and the Required Holders waive compliance by the Company and its Subsidiaries with Section 10.5 of the Note Purchase Agreements in connection therewith, provided, that, such Liens (i) do not become effective before the Distribution Date and (ii) shall secure only Debt of Post and its Subsidiaries incurred in connection with the Post Spin-Off.

Section 1.3. Notwithstanding anything to the contrary set forth in Section 10.6 of the Note Purchase Agreements, the Required Holders hereby consent to the Post Contribution, the Debt for Debt Exchange, the Distribution, and the Retained Share Disposition and waive compliance by the Company and its Subsidiaries with Section 10.6 of the Note Purchase Agreements to the extent such provisions would otherwise be breached as a result of or in connection therewith, provided that (a) the Disposition Value of the Post Business does not exceed 50.0% of Consolidated Total Assets as of the Distribution Date, and (b) immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default would exist; and provided, further, that:

(i) the Net Proceeds Amount from the Distribution shall promptly be used to permanently retire all Debt that is pre-payable without penalty or any make-whole amount or other premium (including, without limitation, the Revolving Bank Facility and the Accounts Receivable Financing Program, although the lending commitments for these facilities are not required to be permanently reduced in connection with such prepayment), other than proceeds of approximately $235,000,000 which may be retained by the Company and used for general corporate purposes;

(ii) if the Net Proceeds Amount from the Retained Share Disposition is used to prepay Debt, then all such Debt must be pre-payable without penalty or any make-whole amount or other premium, unless the Notes are prepaid on a pro rata basis pursuant to the existing terms of the Note Purchase Agreements; and

(iii) the Company and its Subsidiaries shall not be permitted to make any Asset Disposition within the 365 days following the Distribution Date, unless the Net Proceeds Amount thereof is applied to a Debt Prepayment Application or a Property Reinvestment Application in accordance with the terms and conditions of the last paragraph in Section 10.6 of the Note Purchase Agreements.

Section 1.4. The Required Holders hereby agree that Post US shall be automatically released from its obligations under the Subsidiary Guarantee (without the need for the execution or delivery of any other document by the holders of the Notes or any other Person) on the Distribution Date, provided that (i) no Default or Event of Default shall have occurred and be continuing as of the date of such release and after immediately giving effect thereto, and (ii) substantially concurrent with the release of Post US from the Subsidiary Guarantee, it shall have been released from any Guaranty or direct liability with respect to any Debt of the Company.

Section 1.5. The Required Holders hereby agree that “Debt” as defined in Schedule B to the Note Purchase Agreements shall not include the Post Obligations when used in any Section of the Note Purchase Agreements other than Sections 2 and 5 thereof.

Section 2. AMENDMENTS.

Section 2.1. Section 9.8 of the Note Purchase Agreements is hereby amended by deleting the reference therein to “4.00 to 1.00” and replacing it with “3.75 to 1.00”.

Section 2.2. A new Section 9.9 is hereby added to the Note Purchase Agreements as follows:

“Section 9.9. Below Investment Grade Rating and Additional Interest. (a) If the Company shall fail to have an Investment Grade Rating (which, for the avoidance of doubt, shall include the case where the Ralcorp Public Notes (as defined hereinafter) are no longer rated or have been satisfied in full and are no longer outstanding) with respect to its 6.625% Senior Notes due August 15, 2039 (the “Ralcorp Public Notes”) from at least two of the Rating Agencies (such Investment Grade Rating condition being referred to as the “Public Notes Rating Condition”), then, except to the extent provided in paragraph (b) below, in addition to all other interest accruing thereon, additional interest in the amount of 1.00% shall accrue on each series of Notes (including all outstanding 2009 Notes and Additional Notes), commencing on any date when the Public Notes Rating Condition is not satisfied and continuing until such date, if any, that the Public Notes Rating Condition is satisfied.

(b) In lieu of the Public Notes Rating Condition, the Company may, at its option, choose to have each series of Notes rated by a Rating Agency. In the event that the Notes are rated, if at any time any series of Notes do not have an Investment Grade Rating, then, in addition to all other interest accruing thereon, additional interest in the amount of 1.00% shall accrue on such series of Notes, commencing on any date when such series of Notes does not have an Investment Grade Rating and continuing until such date, if any, that such Notes again have an Investment Grade Rating. For purposes of the foregoing, if the Company shall have ratings on the Notes from more than one Rating Agency, then (x) in the case where there are two Rating Agencies, an Investment Grade Rating in respect of the Notes shall be deemed to have occurred only if both Rating Agencies shall have assigned an Investment Grade Rating to the Notes and (y) in the case where there are three Rating Agencies, an Investment Grade Rating in respect of the Notes shall be deemed to have occurred only if at least two of the Rating Agencies shall have assigned an Investment Grade Rating to the Notes. If at any time the Company maintains a rating on both the Ralcorp Public Notes and any series of Notes, the rating on the series of Notes shall control for purposes of this Section 9.9.

(c) The Company shall promptly notify the holders, and in any event within five (5) Business Days after the occurrence thereof, of the existence of any event in this Section 9.9 that gives rise to the Company’s obligation to make payment of the additional 1.00% interest on the Notes (it being acknowledged that the failure to provide such notice shall not affect the Company’s obligation to make payment of such additional interest).

(d) Solely for purposes of determining the Remaining Scheduled Payments included in the calculation of any Make-Whole Amount due for any series of Notes, the interest rate for such series of Notes shall be deemed to be the stated interest rate on the face of that series of Notes and shall not include the additional interest in the amount of 1.00% contemplated by this Section 9.9.”

Section 2.3. A new Section 9.10 is hereby added to the Note Purchase Agreements as follows:

“Section 9.10. Separation and Distribution Agreement. On or prior to the Distribution Date, all conditions precedent set forth in the Separation and Distribution Agreement shall have been satisfied, unless (i) the Company waives or amends any conditions which do not adversely affect the holders of Notes or (ii) the Required Holders consent to any waiver or amendment of such conditions.”

Section 2.4. A new Section 9.11 is hereby added to the Note Purchase Agreements as follows:

“Section 9.11. Officer’s Certificate. In connection with the consummation of the Post-Spin Off transaction, the Company shall deliver to the holders of the Notes an Officer’s Certificate certifying that no Default or Event of Default is then in existence or will occur after giving pro forma effect to the Post-Spin Off (showing reasonably detailed calculations of the financial covenants in Sections 10.3 and 10.4).”

Section 2.5. Section 10.3 of the Note Purchase Agreements is hereby amended and restated as follows:

“Section 10.3. Minimum Consolidated Adjusted Net Worth . (a) Prior to the Distribution Date, the Company will not, at any time, permit Consolidated Adjusted Net Worth to be less than the remainder of (i) $1,750,000,000 minus (ii) the Vail Adjustment.”

(b) On and after the Distribution Date, the Company will not, at any time, permit Consolidated Adjusted Net Worth to be less than the amount equal to Consolidated Adjusted Net Worth determined as of the time and after giving effect to the Distribution (and also after giving pro forma effect as of such time to the other Related Transactions) multiplied by 80%.”

Section 2.6. Section 10.4 of the Note Purchase Agreements is hereby amended by deleting paragraph (a) thereof and substituting the following in its place:

“(a) Leverage Ratio. As of the end of each fiscal quarter of the Company, the Company will not permit the Leverage Ratio to be greater than 3.50 to 1.00, provided, that for any period of not more than four successive fiscal quarters, the Leverage Ratio may be greater than 3.50 to 1.00, but in no event greater than 3.75 to 1.00, if the Company timely pays the additional interest required pursuant to the provisions of Section 9.8 (each such period where the Leverage Ratio is greater than 3.50 to 1.00, a “High Leverage Period”), provided, further, that the Leverage Ratio shall in no event be greater than 3.50 to 1.00 for the two successive fiscal quarters immediately following a High Leverage Period.”

Section 2.7. Section 10.5 of the Note Purchase Agreements is hereby amended as follows:

(a) Paragraph (c) of Section 10.5 is hereby deleted in its entirety and replaced with the following:

“(c) Liens existing on the date of this Agreement and securing the Debt of the Company or any Subsidiary referred to in Schedule 5.15;”

(b) Paragraph (j) of Section 10.5 is hereby deleted in its entirety and replaced with the following:

“(j) Liens securing the Debt of the Company and its Subsidiaries pursuant to the Pledge Agreement so long as the Notes are equally and ratably secured (on a basis no less favorable than that provided to the Company’s other outstanding Debt, being secured pursuant to equal and ratable provisions) with any and all other obligations secured by the Pledge Agreement; provided if the Ralcorp Exchange Debt is secured by the Pledge Agreement, the Ralcorp Exchange Debt shall mature no later than 90 days after the incurrence thereof (and, for the avoidance of doubt, such 90 day period may not be extended by any renewal, refinancing, replacement or substitution of the Ralcorp Exchange Debt); and”

(c) A new paragraph (k) is hereby added to Section 10.5 as follows:

“(k) Any Lien (other than a Lien permitted under paragraph (a) through paragraph (j) above) securing any Debt of the Company or any Subsidiary, which Debt is permitted hereunder (including under Section 10.4); provided that the Company and its Subsidiaries shall not secure their obligations under or with respect to the Bank Agreement pursuant to this paragraph (k) unless the Notes and this Agreement are concurrently equally and ratably secured pursuant to documentation reasonably satisfactory to the Required Holders.”

Section 2.8. A new Section 22.8 is hereby added to the Note Purchase Agreements as follows:

“Section 22.8. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

For purposes of determining compliance with the covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.”

Section 2.9. The definitions of “Adjusted EBITDA”, “Bank Agreement”, “Priority Debt” and “Net Income” appearing in Schedule B to the Note Purchase Agreements are hereby amended and restated as follows:

“Adjusted EBITDA” means, for any applicable computation period, the sum of (a) EBIT for such period plus (b) the Company’s and the Subsidiaries’ amortization and depreciation deducted in determining Net Income for such period, provided however, that (i) Adjusted EBITDA shall include any Purchase and exclude any Asset Disposition during the computation period on a pro forma basis for the entire computation period (provided, however, Adjusted EBITDA attributable to the Post Business prior to the Distribution Date during the relevant computation period shall be included in the determination of Adjusted EBITDA for the first two (2) full fiscal quarters immediately following the Distribution Date in such computation period and shall be excluded in the determination of Adjusted EBITDA for all fiscal quarters thereafter), and (ii) in the event that the Company sells or otherwise disposes of all or any portion of the capital stock of Vail Resorts, Inc. during such period, then Adjusted EBITDA shall be calculated by subtracting (adding) all equity earnings (losses) attributable to such divested interest for such period.

“Bank Agreement” means, collectively, (i) the $500,000,000 Credit Agreement dated as of July 27, 2010, among the Company, the lenders named therein and the agents and arrangers named therein, and (ii) the $550,000,000 Credit Agreement (364-day facility) dated as of October 3, 2011, among the Company, the lenders named therein and the agents and arrangers named therein, in each case, as amended or modified from time to time and as extended, renewed, replaced or refinanced from time to time.

“Net Income” means, for any computation period, with respect to the Company on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with GAAP, but (i) excluding any non-cash charges or gains which are unusual, non-recurring or extraordinary, (ii) excluding any non-cash stock based incentive-related expenses, and (iii) including, to the extent not otherwise included in the determination of Net Income, all cash dividends and cash distributions actually received by the Company or any Subsidiary.

“Priority Debt” means the sum, without duplication, of (i) Debt of the Company or any Subsidiary secured by Liens not otherwise permitted by clauses (a) through (j) of Section 10.5 and, but without duplication, (ii) all Debt of Subsidiaries (other than to the Company or another Subsidiary) excluding Debt of Subsidiary Guarantors.

Section 2.10. The following new definitions are hereby added to Schedule B to the Note Purchase Agreements in proper alphabetical order:

“Debt for Debt Exchange” means the repayment by the Company of the Ralcorp Exchange Debt by transferring up to $775 million principal amount of Post Debt Securities to the financial institutions holding such Ralcorp Exchange Debt pursuant to the Debt for Debt Exchange Agreement.

“Debt for Debt Exchange Agreement” means an exchange agreement among the Company and one or more financial institutions pursuant to which the parties agree to exchange an amount of Ralcorp Exchange Debt to be determined by the parties bargaining at arm’s length for Post Debt Securities.

“Distribution” means a distribution of at least 80% of the shares of common stock of Post to the shareholders of the Company pursuant to the Post Spin-Off Documents.

“Distribution Date” means the date on which the Distribution is effected.

“Investment Grade Rating” means a public rating of at least “BBB-” in the case of Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc. or Fitch Ratings Ltd. or of at least “Baa3” in the case of Moody’s Investors Service, Inc.

“Post” means Post Holdings, Inc., a corporation formed under the laws of the State of Missouri.

“Post Business” means the manufacture, distribution and marketing of Post® brand ready-to-eat cereal products and any other businesses or operations that comprise the Company’s branded cereal products reporting segment, including, if applicable, Post, Post US and their Subsidiaries.

“Post Contribution” means the contribution by the Company of all of the equity interests of Post US to Post in exchange for additional shares of common stock of Post, the Post Debt Securities and/or other consideration.

“Post Debt Securities” means unsecured Debt of up to $775 million issued by Post to the Company in connection with the Post Contribution.

“Post Obligations” means indemnification obligations of the Company and/or its Subsidiaries in favor of Post and/or its Subsidiaries under the Post Spin-Off Documents.

“Post Spin-Off” means the Distribution and the Related Transactions.

“Post Spin-Off Documents” means (a) a separation and distribution agreement, tax allocation agreement, the Transition Services Agreement, employee matters agreement, and other agreements relating to the Post Spin-Off, and (b) one or more merger agreements, purchase agreements, contribution agreements or other similar agreements pursuant to which Post US may become a Subsidiary of Post, and/or certain other internal reorganization transactions occur for the purpose of isolating the Post Business prior to the Distribution Date.

“Post US” means Post Foods, LLC, a Delaware limited liability company.

“Ralcorp Exchange Debt” means Debt of up to $775 million incurred by the Company pursuant to a short-term note payable to and/or credit agreement with one or more financial institutions.

“Rating Agency” means Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. and Fitch Ratings Ltd., or any of their respective subsidiaries and their successors.

“Related Transactions” means (i) the Post Contribution, (ii) the entry by the Company into the Debt for Debt Exchange Agreement, (iii) the consummation by the Company of the Debt for Debt Exchange, and (iv) the Retained Share Disposition.

“Retained Share Disposition” means any sale, exchange or other transfer of the Retained Shares by the Company.

“Retained Shares” means any shares of common stock of Post retained by the Company immediately following the Distribution.

“Revolving Bank Facility” means the $500,000,000 Credit Agreement, dated as of July 27, 2010, among the Company, the lenders named therein and the agents and arrangers named therein, as amended or modified from time to time and as extended, renewed, replaced or refinanced from time to time.

“Separation and Distribution Agreement” means the separation and distribution agreement among the Company, Post Holdings, Inc. and Post Foods, LLC to be entered into in connection with the Post Spin-Off.

“Transition Services Agreement” means a transition services agreement between the Company and Post to be entered into in connection with the Post Spin-Off.

Section 3. CONDITIONS PRECEDENT.

This Amendment shall not become effective until, and shall become effective when each of the following conditions shall have been satisfied:

(a) Each holder shall have received this Amendment, duly executed by the Company.

(b) The Required Holders shall have consented to this Amendment as evidenced by their execution thereof.

(c) The representations and warranties of the Company set forth in Section 6 hereof shall be true and correct in all material respects as of the date of the execution and delivery of this Amendment.

(d) All corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be satisfactory in all material respects to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(e) Each holder shall have received such certificates of officers of the Company as it may reasonably request with respect to this Amendment.

(f) Each holder shall have received a legal opinion in form and substance satisfactory to them, dated the date of this Amendment, from the Obligors’ General Counsel, covering such matters with respect to the transactions contemplated hereby as the holders or their counsel may reasonably request.

(g) The Company shall have paid a fee to each holder of the Notes in an amount equal to 0.25% of the outstanding principal amount of the Notes held by such holder.

(h) The Company shall have paid the reasonable fees and disbursements of the holders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Company at the time of the execution and delivery of this Amendment.

(i) Each Subsidiary Guarantor shall have consented to the terms of this Amendment by signing in the appropriate space on the signature page hereof.

(j) The holders and their special counsel shall have received certified copies of all substantially final Post Spin-Off Documents (in form and substance reasonably satisfactory to the Required Holders).

Section 4. REPRESENTATIONS AND WARRANTIES.

Each Obligor, as to itself, hereby represents and warrants that as of the date hereof and as of the date of execution and delivery of this Amendment:

(a) Each Obligor is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

(b) This Amendment, the Note Purchase Agreements and the transactions contemplated hereby are within the organizational power of such Obligor, have been duly authorized by all necessary organizational action on the part of such Obligor, and this Amendment and (in the case of the Company only) the Note Purchase Agreements, after giving effect to this Amendment, have been duly executed and delivered by such Obligor and constitute legal, valid and binding obligations of such Obligor enforceable against such Obligor in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c) Immediately prior to and after giving effect to this Amendment, there are no Defaults or Events of Default under the Note Purchase Agreements, as amended hereby.

(d) The execution, delivery and performance of this Amendment and (in the case of the Company only) the Note Purchase Agreements, after giving effect to this Amendment, by such Obligor does not and will not result in a violation of or default under (i) the articles of incorporation, certificate of formation, bylaws, operating agreement or other similar charter document of such Obligor, (ii) any material agreement to which such Obligor is a party or by which it is bound or to which such Obligor or any of its properties is subject, (iii) any order, writ, injunction or decree binding on such Obligor, or (iv) any statute, regulation, rule or other law applicable to such Obligor, except for any such violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Obligor of this Amendment and (in the case of the Company only) the Note Purchase Agreements, after giving effect to this Amendment, except (i) as have been obtained or made and (ii) for such Amendments, approvals, authorizations, registrations, filings or declarations as may be required under applicable securities laws or stock exchange rules.

(f) All Obligors signatory to the Note Purchase Agreement and each Subsidiary Guarantee are a signatory to this Amendment.

(g) Other than this Amendment, there are no other amendments, modifications, supplements or waivers to the Note Purchase Agreement or any other Financing Agreement.

(h) Each Subsidiary which is an obligor or guarantor in respect of any Debt of the Company is a Subsidiary Guarantor in respect of the Notes.

Section 5. MISCELLANEOUS.

Section 5.1. All terms and provisions of the Note Purchase Agreements, after giving effect to this Amendment, and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

Section 5.2. Each Subsidiary Guarantor, for itself as a guarantor under the Subsidiary Guarantee, consents to the terms of this Amendment (including, specifically, but without limitation, Section 1 hereof) and reaffirms, ratifies and confirms (a) in all respects each and every obligation and covenant made by it in the Subsidiary Guarantee and (b) that the Subsidiary Guarantee remains the legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms.

Section 5.3. Each reference in the Note Purchase Agreements to “this Agreement,” “hereunder,” “hereof,” or words of similar import in instruments or documents provided for in the Note Purchase Agreements or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Note Purchase Agreement, after giving effect to this Amendment.

Section 5.4. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 5.5. This Amendment and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All representations, warranties and covenants made by the Company herein shall survive the closing and the delivery of this Amendment.

Section 5.6. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

The execution hereof by the holders shall constitute a contract among the Company and the holders for the uses and purposes hereinabove set forth.

RALCORP HOLDINGS, INC.

By:	/s/ Scott Monette
Name:	S. Monette
Title:	Corporate Vice President and Chief Financial Officer

Each of the undersigned, severally, hereby acknowledges, approves and agrees to the foregoing Amendment and ratifies and confirms each of its obligations under the Subsidiary Guarantee.

BREMNER FOOD GROUP, INC.

SUGAR KAKE COOKIE, INC.

FLAVOR HOUSE PRODUCTS, INC.

LINETTE QUALITY CHOCOLATES, INC.

(F/K/A NUTCRACKER BRANDS , INC.)

RH FINANCIAL CORPORATION

RIPON FOODS, INC.

HERITAGE WAFERS, LLC

THE CARRIAGE HOUSE COMPANIES, INC.

RALCORP FROZEN BAKERY PRODUCTS, INC.

COMMUNITY SHOPS, INC.

THE BUN BASKET, INC.

LOFTHOUSE BAKERY PRODUCTS, INC.

MEDALLION FOODS, INC.

PARCO FOODS, L.L.C.

COTTAGE BAKERY, INC.

BLOOMFIELD BAKERS, A CALIFORNIA LIMITED PARTNERSHIP

LOVIN OVEN, LLC

HARVEST MANOR FARMS, LLC

POST FOODS, LLC

AMERICAN ITALIAN PASTA COMPANY

By:	/s/ Scott Monette
Name:	S. Monette
Title:	Vice President and Treasurer

This foregoing Amendment is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto.

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	Provident Investment Management, LLC
Its:	Agent

By:	/s/ Ben Vance
Name:	Ben Vance
Title:	Managing Director

COLONIAL LIFE & ACCIDENT INSURANCE COMPANY

By:	Provident Investment Management, LLC
Its:	Agent

By:	/s/ Ben Vance
Name:	Ben Vance
Title:	Managing Director

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	Provident Investment Management, LLC
Its:	Agent

By:	/s/ Ben Vance
Name:	Ben Vance
Title:	Managing Director

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Mary Beth Cadle
Name:	Mary Beth Cadle
Title:	Authorized Signatory

BANKERS LIFE AND CASUALTY COMPANY CONSECO HEALTH INSURANCE COMPANY

By:	40|86 Advisors, Inc. acting as Investment Advisor

By:	/s/ Timothy L. Powell
Name:	Timothy L. Powell
Title:	Vice President

SYMETRA LIFE INSURANCE COMPANY, a Washington corporation

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Mark Hunt
Name:	Mark Hunt
Title:	Managing Director, CUMA, 1/11/12

By:
Name:
Title:

VANTIS LIFE INSURANCE COMPANY, a Connecticut company

By:	Advantus Capital Management, Inc.

By:	/s/ Drew R. Smith
Name:	Drew R. Smith
Title:	Vice President

STATE OF WISCONSIN INVESTMENT BOARD

By:	/s/ Christopher Prestigiacomo
Name:	Christopher P. Prestigiacomo
Title:	Portfolio Manager

1ST FARM CREDIT SERVICES, PCA

By:	/s/ Corey J. Waldinger
Name:	Corey J. Waldinger
Title:	Vice President, Capital Markets

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Deborah B. Wiacek
Name:	Deborah B. Wiacek
Title:	Senior Managing Director

ASSURITY LIFE INSURANCE COMPANY

By:	/s/ Victor Weber
Name:	Victor Weber
Title:	Senior Director—Investments

UNITED FCS, PCA, D/B/A FCS COMMERCIAL FINANCE GROUP

By:	/s/ Daniel J. Best
Name:	Daniel J. Best
Title:	Vice President

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

By:	/s/ Jeffrey A. Fossell
Name:	Jeffrey A. Fossell
Title:	Authorized Signatory

Schedule I

Name of Holders and Principal Amount of Notes